Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, May 1, 2018

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2018 RESULTS

Quarter Highlights:

•	Q1 2018 consolidated revenues increased 10.5% over Q1 2017

•	Q1 2018 consolidated operating profit decreased 15% due to higher material and manufacturing costs, net of price increases, and higher operating expenses to support strategic initiatives

•	Strong Q1 2018 Lift Truck revenues, bookings and ending backlog

•	Bolzoni revenues increased 23% over Q1 2017

•	Nuvera operating loss of $10.0 million compared with $9.5 million in Q1 2017

Cleveland, Ohio, May 1, 2018 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $788.2 million and consolidated net income of $14.9 million, or $0.90 per diluted share, for the first quarter of 2018 compared with consolidated revenues of $713.1 million and consolidated net income of $18.1 million, or $1.10 per diluted share, for the first quarter of 2017. Consolidated operating profit was $19.2 million for the first quarter of 2018 compared with $22.6 million for the first quarter of 2017.
Adjusted EBITDA for the first quarter of 2018 was $34.4 million. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 8.
At March 31, 2018, the Company's cash position was $228.1 million compared with $220.1 million as of December 31, 2017. Debt as of March 31, 2018 decreased to $283.4 million from $290.7 million as of December 31, 2017.
Overall, on a consolidated basis, the Company expects its consolidated operating profit to be substantially higher for the 2018 full year due to (1) an expected improvement in Bolzoni’s operating profit attributable to anticipated higher sales volumes, (2) a lower operating loss at Nuvera, primarily in the fourth quarter of 2018, from an expected reduction in component costs, and (3) a modest improvement in operating profit at the Lift Truck business as benefits from anticipated higher unit and parts revenues are expected to be largely offset by material cost inflation and higher operating expenses as the Company continues to invest in its strategic growth initiatives.
Consolidated net income is also expected to increase substantially due to the absence of tax adjustments of $18.4 million made in 2017 for U.S. tax reform legislation.
Excluding the favorable effect from the 2016 unplanned acceleration of payments on the first quarter of 2017, consolidated cash flow before financing activities is expected to increase significantly in 2018 compared with 2017, primarily due to the cash dividend received in the first quarter of 2018 from the Company's financing joint venture as a result of U.S. tax reform legislation.
As previously announced, Hyster-Yale entered into a definitive agreement in December 2017 to acquire 75 percent of the outstanding shares of, and a controlling interest in, Zhejiang Maximal Forklift Company Limited (“Maximal”) for an aggregate purchase price of $90 million. The remaining 25 percent share of Maximal will be owned by Maximal's current senior management. The closing of the transaction, which is expected to take place during the second quarter of 2018, is subject to customary closing conditions and required regulatory approvals. There can be no assurance that all conditions will be met, that the acquisition of Maximal will occur or that the anticipated benefits and effects of the transaction will be realized. The acquisition is expected to be funded using Hyster-Yale’s cash on hand.

Consolidated Lift Truck Results
The Lift Truck business reported net income of $20.7 million and revenues of $743.3 million for the first quarter of 2018 compared with net income of $22.3 million and revenues of $672.2 million for the first quarter of 2017. Lift truck operating profit was $26.6 million for the first quarter of 2018 compared with $29.8 million for the first quarter of 2017. Operating profit in the first quarter of 2018 and 2017 includes $0.5 million and $0.9 million of acquisition-related costs, respectively, for the Maximal acquisition.
Consolidated worldwide new unit shipments increased to approximately 24,800 units in the first quarter of 2018 from approximately 23,300 units in the first quarter of 2017.
First-quarter 2018 bookings were approximately 27,100 units, or approximately $620 million, compared with approximately 24,800 units, or approximately $550 million, in the first quarter of 2017. Worldwide backlog was approximately 36,100 units, or approximately $930 million, at March 31, 2018 compared with approximately 32,200 units, or approximately $750 million, at March 31, 2017 and approximately 33,800 units, or approximately $860 million, at December 31, 2017. The increase in the average unit backlog value is due to the mix of products within backlog since the Company has sold more higher-value units, and fewer lower-value Class 3 products as a result of competitive pressures, most notably from Chinese produced products.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 6.4% to $495.9 million in the first quarter of 2018 from $466.0 million in the first quarter of 2017, mainly due to an increase in unit shipments of higher-priced trucks. Unit shipments increased by approximately 700 units over the prior year first quarter. Revenues increased primarily as a result of increased sales of Class 5 internal combustion engine lift trucks, including Big Trucks and the XT/MX standard truck, as well as an increase in sales of Class 1 electric trucks. These improvements were partially offset by reduced sales of lower-priced Class 2 trucks.
Operating profit in the Americas was $27.9 million in the first quarter of 2018 compared with $29.6 million in the prior year quarter. Gross profit increased modestly as benefits from higher volumes were offset by increased materials and manufacturing expenses, net of price increases, and unfavorable currency movements. The modest gross profit increase was more than offset by increased sales and product development expenses incurred to execute the Company's strategic initiatives.

Americas - Outlook
In the first quarter of 2018, the Americas market continued the double digit growth experienced in 2017, primarily as a result of strong growth in the North America Class 5 internal combustion engine market and substantial growth in the smaller Brazil market as the economic climate in that country continued to improve. While there are positive economic indicators in many of the Company's industry segments, the Company believes that some of the market growth resulted from certain customers placing orders early in anticipation of increasing prices from material cost inflation and new tariffs. As a result, in 2018, the Company expects the Americas market to continue to grow but at a more moderate rate than the double digit growth experienced in the first quarter of 2018. In this market environment, and as share gain initiatives mature, unit shipments, revenues and parts sales are expected to increase over the remainder of 2018 compared with the same period in 2017. However, benefits anticipated in operating profit from an increase in unit shipments are expected to be offset by material and manufacturing cost inflation, net of price increases; higher operating expense levels as further investments in sales capabilities are made to fund growth initiatives; and a shift in mix to lower-margin Class 1, Class 2 and Class 5 units. As a result, full-year 2018 operating profit is expected to be comparable to 2017. Operating profit in the first half of 2018 is expected to be lower than the first half of 2017, but this decrease is expected to be offset by improvements in the second half of the year. The Americas implemented price increases in both January and April 2018 to help recover anticipated material cost inflation, and expects to continue to implement pricing actions as needed. However, since the price increases do not apply to the current customer backlog, the offsetting impact is expected to be realized on a lag basis in the second half of the year.

EMEA Results
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 21.9% to $197.9 million in the first quarter of 2018 from $162.4 million in the first quarter of 2017. The revenue increase was driven predominantly by favorable currency movements of $24.8 million from the translation of sales into U.S. dollars and an increase in unit shipments of approximately 500 units. Unit shipments increased primarily as a result of higher shipments in Class 1, Class 2 and Class 3 electric trucks and Class 5 internal combustion engine trucks, including Big Trucks.
EMEA's operating profit of $0.9 million in the first quarter of 2018 was comparable to the prior year first quarter. Gross profit improved mainly as a result of favorable currency movements of $7.4 million partly offset by material cost inflation, net of price increases, and a shift in mix to lower-margin products. The increased gross profit was offset by higher operating expenses, primarily due to unfavorable currency movements of $1.7 million and higher sales costs to support the Company's strategic initiatives.

EMEA - Outlook
EMEA markets are expected to grow moderately in the remainder of 2018, consistent with the first quarter. As a result of these current market conditions and anticipated market share gains, volume is expected to increase moderately. Price increases and a large favorable currency impact based on current currency rates are expected to further increase revenues. EMEA expects an increase in shipments of Class 2 and Class 3 warehouse trucks and lower-capacity Class 5 internal combustion engine trucks. Higher operating expenses to support the Company's strategic initiatives are expected to partially offset the benefits to operating profit from the anticipated revenue increase, including favorable currency effects. Results in the first half of 2018 are anticipated to be down from the first half of 2017 due to the timing of pricing and material cost increases, with improvements in operating profit returning in the second half of the year, primarily in the fourth quarter, as price increases go into effect. However, the Company is concerned about political tensions and sanctions in Russia, which could have a material impact on results in that country.

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, increased to $49.5 million in the first quarter of 2018 from $43.8 million in the 2017 first quarter. Revenues increased primarily as a result of an increase in unit shipments of approximately 300 units, primarily in Class 5 internal combustion engine lift trucks, including Big Trucks, and Class 1 electric trucks. Favorable currency movements of $2.6 million also contributed to the revenue increase.
JAPIC generated an operating loss of $2.2 million in the first quarter of 2018 compared with an operating loss of $0.7 million in the first quarter of 2017. Benefits from higher sales volumes were more than offset by unfavorable currency movements, deal-specific pricing and material cost inflation, as well as higher operating expenses as the Company continues to invest in its strategic initiatives.

JAPIC - Outlook
In 2018, the JAPIC market is expected to be higher than originally anticipated, driven by the continued strength in the China market. As a result of the continued implementation of the Company's strategic initiatives, revenues are expected to improve in 2018. However, operating results are expected to be comparable to 2017 as higher employee-related expenses are expected to offset the benefits from higher revenues. Operating results in the first half of 2018 are expected to be lower than the first half of 2017, but are expected to be offset by improvements in the second half of the year.

Overall Lift Truck Outlook
Hyster-Yale remains focused on increasing unit volumes and market share in its Lift Truck business in 2018 and beyond through the continued implementation of its key strategic initiatives, which include delivering industry- and customer-focused solutions, providing low cost of ownership and enhanced productivity for customers, enhancing independent distribution, growing in emerging markets, maintaining leadership in the attachments business and providing leadership in fuel cells and their applications. The Company has realigned its sales and marketing teams and has also increased sales resources to execute the Company's specific industry strategies more effectively. Hyster-Yale continues to maintain its focus on a carefully paced ramp up in production and achievement of price goals, while maintaining a healthy backlog to achieve production efficiencies.
To meet customer needs, the Company is developing new products in many segments that are expected to support its increased market share objectives.  The Company is currently focused on enhancing its electric and warehouse products. In late 2017, the Company launched new versions of the Class 3 electric-stacker warehouse truck in EMEA and expects to introduce new Class 3 warehouse products in the Americas, including a new end-rider truck, and, in the first half of 2018, new Class 1 electric counterbalanced trucks in EMEA. The new end-rider truck and Class 2 Reach Truck for the Americas market are currently undergoing customer testing and production is expected to begin in the second half of 2018. Hyster-Yale is also working with a customer to test a 52-ton Big Truck powered by lithium-ion batteries, and is testing an 8-9 ton high-performance, lithium-ion counterbalanced truck in EMEA. The Company also has additional plans to expand its Big Truck product line. These new products, as well as those recently launched and the introduction of new products in the pipeline, including trucks with new Nuvera fuel cell battery box replacements ("BBRs"), are expected to contribute to market share gains, improve revenues and enhance operating margins.
The overall global lift truck market is expected to grow modestly in 2018 compared with 2017. However, the Company anticipates that benefits from expected unit and parts revenue increases, driven by continued investments in the Company's strategic initiatives, is expected to be mostly offset by material cost inflation and higher operating expenses resulting in a modest increase in 2018 operating profit compared with 2017. Nevertheless, net income in 2018 is expected to increase substantially over 2017 as a result of the absence of the tax adjustments made in 2017 for U.S. tax reform legislation.
The Company anticipates that commodity costs will continue to increase as the year progresses, although these costs, particularly for steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor these costs closely and adjust pricing accordingly.

Bolzoni Results
Bolzoni reported net income of $1.9 million and revenues of $51.2 million for the first quarter of 2018 compared with net income of $1.5 million and revenues of $41.6 million for the first quarter of 2017. Bolzoni's operating profit was $2.7 million for the first quarter of 2018 compared with $2.3 million for the first quarter of 2017.
Bolzoni's revenue increase was driven primarily by favorable foreign currency movements of $6.7 million from the translation of sales into U.S. dollars and higher sales volumes in the EMEA and Americas markets.
Bolzoni's operating profit increased as a result of higher gross profit, partially offset by an increase in operating expenses.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Western and Eastern Europe, and, to a lesser degree, in North America. As a result of anticipated growth in both the Americas and EMEA, and the continued implementation of sales enhancement programs, Bolzoni expects revenues in 2018 to increase compared with 2017.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from the sales growth, the continued implementation of several key strategic programs is expected to generate substantial growth in Bolzoni's 2018 operating profit and net income compared with 2017.

Nuvera Results
Nuvera reported revenues of $0.3 million, an operating loss of $10.0 million and a net loss of $7.3 million for the first quarter of 2018 compared with revenues of $2.6 million, an operating loss of $9.5 million and a net loss of $5.7 million for the first quarter of 2017.
Revenues decreased at Nuvera primarily because Nuvera sold and installed two Nuvera® Hydrogen Generator units in the first quarter of 2017 and none in 2018. In the first quarter of 2018, Nuvera shipped 63 Nuvera® Fuel Cell System units compared with 29 in the prior year quarter, but revenue on these units has been deferred until a later period. Nuvera's net loss increased primarily as a result of Nuvera realizing a smaller tax benefit on its pre-tax losses due to a lower effective income tax rate under the U.S. tax reform legislation.

Nuvera Outlook
Due to the premium cost position and limited product range of currently available BBRs, the Company is taking a measured approach to developing its customer base by building relationships with customers who are willing to pay a premium for the high power density of the current Nuvera BBR solution and the product support now offered through the Lift Truck business. In addition, the federal fuel cell tax credit, which was recently extended for a five-year term retroactive to January 1, 2017, is expected to make the economics of fuel cell-driven forklifts more favorable.
The backlog for Nuvera units was just over 300 BBRs as of March 31, 2018. Nuvera expects demand to continue to increase throughout the year and for its cost base to fall due to substantial cost reductions already secured on future purchases of core components. Nuvera expects to continue to leverage improved designs and higher volumes through its supply chain with further cost reductions expected in 2019. Production is expected to begin at the Lift Truck business' manufacturing plant in Greenville, North Carolina in 2019, with a steady ramp up in demand anticipated. In addition, in that same time frame, BBR manufacturing at Nuvera's Billerica facility is expected to be phased out and transferred to the Lift Truck business.
With the phase out of BBR production in Billerica, Nuvera will focus on the design, manufacture and sales and marketing of fuel cell stacks and engines. In addition to growing demand for BBR engines, Nuvera is experiencing significant interest for its stacks and fuel cell engines for applications outside of the BBR market and believes this could be a significant and profitable growth opportunity. Nuvera and the Lift Truck business were selected to partner with the Center for Transportation and the Environment, which has received a preliminary award from the California Air Resources Board, to demonstrate operations of a Hyster® 1150-CH Top Loader Big Truck using an electrified powertrain and Orion®-based fuel cell engine for the Port of Los Angeles. The contract has been finalized and is expected to be executed shortly. This will be the first demonstration of Nuvera’s plan to develop easily integrated, high-power fuel cell engines for use in OEM products.
The Company's current target is to achieve break-even by late 2019, although this target could be achieved earlier or later depending on sales volumes for fuel cell-powered lift trucks, as well as engine sales for other markets. The operating loss in 2018 is expected to decrease compared with 2017, especially in the fourth quarter, and moderate more substantially over 2019. The net loss in 2018 is expected to be comparable to 2017 because a smaller tax benefit is expected to be realized on Nuvera's losses due to a lower effective income tax rate under U.S. tax reform legislation.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, May 2, 2018 at 11:00 a.m. Eastern time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 3072129, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2018. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA. For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section

21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs or the imposition of tariffs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) the successful commercialization of Nuvera's technology, (4) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (5) the political and economic uncertainties in the countries where the Company does business, (6) customer acceptance of pricing, (7) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) delays in manufacturing and delivery schedules, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, (16) the ability to obtain governmental approvals of the pending Maximal transaction on the proposed terms and schedule, (17) the possibility that certain conditions to the completion of the Maximal transaction will not be met, (18) the possibility that competing offers may be made for Maximal, (19) conditions affecting the industries in which Hyster-Yale or Maximal operate may change, (20) Hyster-Yale may not be able to successfully integrate Maximal’s operations and employees, and (21) the possibility that the final impact of the U.S. Tax Cuts and Jobs Act on the 2018 financial results could be more unfavorable than the provisional amount reported in the 2017 fourth quarter financial results.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2018	2017
	(In millions, except per share data)

Revenues	$788.2	$713.1
Cost of sales	656.1	587.0
Gross Profit	132.1	126.1
Selling, general and administrative expenses	112.9	103.5
Operating Profit	19.2	22.6
Other (income) expense
Interest expense	4.0	1.8
Income from unconsolidated affiliates	(2.8)	(2.1)
Other	(1.8)	(1.4)
Income before Income Taxes	19.8	24.3
Income tax provision	4.9	6.2
Net Income Attributable to Stockholders	$14.9	$18.1

Basic earnings per share	$0.90	$1.10

Diluted earnings per share	$0.90	$1.10

Basic weighted average shares outstanding	16.506	16.421
Diluted weighted average shares outstanding	16.568	16.474

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	6/30/2017	9/30/2017	12/31/2017	3/31/2018	LTM 3/31/2018
	(In millions)
Net Income Attributable to Stockholders	$16.4	$16.5	$(2.4)	$14.9	$45.4
Nuvera asset impairment charge	—	—	4.9	—	4.9
Noncontrolling interest income	—	0.2	0.1	—	0.3
Income tax provision (benefit)	1.9	(0.8)	37.6	4.9	43.6
Interest expense	2.6	6.2	4.0	4.0	16.8
Interest income	(0.5)	(2.0)	(0.8)	(0.8)	(4.1)
Depreciation and amortization expense	10.8	10.4	11.1	11.4	43.7
ADJUSTED EBITDA*	$31.2	$30.5	$54.5	$34.4	$150.6

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before asset impairment charges, income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2018	2017
	(In millions)
Revenues
Americas	$495.9	$466.0
EMEA	197.9	162.4
JAPIC	49.5	43.8
Lift truck business	$743.3	$672.2
Bolzoni	51.2	41.6
Nuvera	0.3	2.6
Eliminations	(6.6)	(3.3)
Total	$788.2	$713.1

Gross profit (loss)
Americas	$85.8	$84.9
EMEA	25.8	22.5
JAPIC	4.5	5.5
Lift truck business	$116.1	$112.9
Bolzoni	17.0	13.8
Nuvera	(0.9)	(0.6)
Eliminations	(0.1)	—
Total	$132.1	$126.1

Operating profit (loss)
Americas	$27.9	$29.6
EMEA	0.9	0.9
JAPIC	(2.2)	(0.7)
Lift truck business	$26.6	$29.8
Bolzoni	2.7	2.3
Nuvera	(10.0)	(9.5)
Eliminations	(0.1)	—
Total	$19.2	$22.6

Net income (loss) attributable to stockholders
Americas	$20.4	$20.5
EMEA	1.0	1.1
JAPIC	(0.7)	0.7
Lift truck business	$20.7	$22.3
Bolzoni	1.9	1.5
Nuvera	(7.3)	(5.7)
Eliminations	(0.4)	—
Total	$14.9	$18.1

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2018	2017
	(In millions)
Net cash provided by operating activities	$28.5	$102.0
Net cash used for investing activities	(7.0)	(7.1)
Cash Flow Before Financing Activities	$21.5	$94.9

	March 31, 2018	December 31, 2017
Debt	$283.4	$290.7
Cash	228.1	220.1
Net Debt	$55.3	$70.6